Filed Pursuant to Rule 424(b)(5)

Registration No. 333-113414

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 19, 2004)

$250,000,000

WISCONSIN ELECTRIC POWER COMPANY

3.50% Debentures due December 1, 2007

The debentures will bear interest at the rate of 3.50% per year. Interest on the debentures is payable on June 1 and December 1 of each year, beginning on June 1, 2005. The debentures will mature on December 1, 2007. We may redeem some or all of the debentures at any time prior to maturity. The redemption price is discussed under the caption “Certain Terms of the Debentures—Redemption at Our Option.”

The debentures will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt and other obligations from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Debenture	Total
Public Offering Price(1)	99.977%	$249,942,500
Underwriting Discount	0.350%	$875,000
Proceeds to Wisconsin Electric (before expenses)	99.627%	$249,067,500

(1)	Plus accrued interest from November 23, 2004, if settlement occurs after that date.

The underwriters expect to deliver the debentures in book-entry form only through The Depository Trust Company on or about November 23, 2004.

Sole Book-Running Manager

Citigroup

Morgan Stanley	Wachovia Securities

November 17, 2004

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

In this prospectus supplement, unless the context requires otherwise, “Wisconsin Electric”, “we”, “us”, and “our” refer to Wisconsin Electric Power Company, a Wisconsin corporation, and not to the underwriters.

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before buying securities in this offering. Please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, carefully.

Wisconsin Electric Power Company

Wisconsin Electric Power Company, a wholly-owned subsidiary of Wisconsin Energy Corporation, is an electric, gas and steam utility which was incorporated in the State of Wisconsin in 1896.

Electric Operations:    Our electric operations generate, distribute and sell electric energy to approximately 1,075,000 customers in Wisconsin and in the Upper Peninsula of Michigan.

Gas Operations:    Our gas operations purchase, distribute and sell natural gas to approximately 433,200 customers in Wisconsin.

Steam Operations:    Our steam operations generate, distribute and sell steam to approximately 460 customers in the metropolitan Milwaukee, Wisconsin area.

For a further description of our business and our corporate strategy, see our Annual Report on Form 10-K for the year ended December 31, 2003, as well as the other documents incorporated by reference.

Our principal executive offices are located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201. Our telephone number is (414) 221-2345.

The Offering

Issuer	Wisconsin Electric Power Company.

Securities offered	$250,000,000 of 3.50% debentures due December 1, 2007.

Maturity	December 1, 2007.

Interest	The debentures will accrue interest at a rate of 3.50% per year from November 23, 2004 until maturity or earlier redemption, as the case may be.

Interest payment dates	June 1 and December 1, beginning June 1, 2005.

Redemption

We may redeem the debentures in whole at any time, or in part from time to time, at a make-whole redemption price determined as described under “Certain Terms of the Debentures—Redemption at Our Option.” We are not required to establish a sinking fund to retire the debentures prior to maturity.

Ranking

The debentures are unsecured and unsubordinated and will rank equally with all our other unsecured and unsubordinated indebtedness and other obligations from time to time outstanding. See “Description of Debt Securities—Ranking of Debt Securities” in the accompanying prospectus.

Covenants

The indenture governing the debentures contains a covenant, which will apply to the debentures, that will limit our ability to create liens on our assets. This covenant is subject to a number of important qualifications and limitations. See “Description of Debt Securities—Limitations on Liens” in the accompanying prospectus.

Use of Proceeds	We will use the estimated $248.7 million in net proceeds from this offering to repay short-term debt. See “Use of Proceeds.”

Trustee	The trustee under the indenture is U.S. Bank National Association.

Summary Financial Information

You should read the following summary of certain financial information in connection with the financial statements and other information included in the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus. See “Documents Incorporated by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

Consolidated Income Statement and Related Information of Wisconsin Electric Power Company

	Nine Months Ended September 30,			Twelve Months Ended September 30,		Year Ended December 31,
	2004(1)		2003	2004		2003		2002		2001
(Dollars in Millions)	(Unaudited)			(Unaudited)
Operating Revenues	$1,926.1		$1,883.3	$2,564.7		$2,521.9		$2,295.9		$2,318.7
Operating Income	$322.6		$350.2	$443.7		$471.3		$485.3		$476.0
Net Income	$175.8		$193.2	$239.3		$256.7		$259.2	(2)	$246.5
Ratio of Earnings To Fixed Charges(3)	4.2	x		4.3	x	4.5	x	4.5	x	3.9	x

(1)	The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results which may be expected for the entire fiscal year 2004 because of seasonal and other factors.
(2)	Our net income for 2002 reflects a $10.6 million after-tax charge to settle the Giddings & Lewis, Inc./City of West Allis litigation.
(3)	For an explanation of the calculation of these ratios, please see “Ratio of Earnings to Fixed Charges” in the accompanying prospectus. Our ratios of earnings to fixed charges for 2000 and 1999 were 2.9x and 3.4x, respectively.

USE OF PROCEEDS

We estimate the net proceeds to us from the offering to be approximately $248.7 million, after deducting underwriting discounts and other offering expenses. In accordance with the order of the Public Service Commission of Wisconsin authorizing this offering, we intend to use the net proceeds from the offering to repay short-term debt. See “Capitalization.”

The short-term debt that we intend to repay had a weighted average interest rate of approximately 1.85% and an average life of less than 30 days at October 31, 2004. The short-term debt was incurred both for working capital and to fund our continuing construction programs.

Pending disposition, we may temporarily invest any proceeds of the offering not required immediately to repay short-term debt in U.S. government securities and other high quality U.S. securities.

2004 FINANCING PLAN

In addition to the sale of debentures pursuant to this prospectus supplement and the accompanying prospectus, we are proceeding with plans to redeem $80 million aggregate principal amount of outstanding variable rate tax-exempt securities that were previously issued on our behalf by the Village of Pleasant Prairie, Wisconsin, and $67 million principal amount of outstanding variable rate tax-exempt securities that were previously issued on our behalf by the City of Oak Creek, Wisconsin. The optional redemption of these outstanding securities will be financed primarily with the proceeds of the proposed sale of $80 million principal amount of new auction rate tax-exempt securities issued on our behalf by the Village of Pleasant Prairie, Wisconsin, and $67 million principal amount of new auction rate tax-exempt securities issued on our behalf by the City of Oak Creek, Wisconsin, with any additional funds necessary for the optional redemption to come from our general funds. The maturity dates of the new auction rate tax-exempt securities will be the same as the maturity dates of the outstanding variable rate tax-exempt securities.

Similar to the outstanding variable rate tax-exempt securities to be redeemed, we will issue unsecured promissory notes to serve as the collateral and revenue source for the respective new auction rate tax-exempt securities. In connection with the issuance of the notices of redemption for the outstanding securities, we plan to irrevocably deposit with the trustee for the outstanding securities the funds necessary to pay the redemption price and accrued interest to the redemption date. Upon deposit of those funds, the securities called for redemption will no longer be deemed to be outstanding under the respective indentures pursuant to which they were issued and our promissory notes serving as the collateral and revenue source for those securities will be cancelled and returned to us by the trustee.

We expect the new auction rate tax-exempt securities to be issued and the outstanding variable rate tax-exempt securities to be called for redemption in the fourth quarter of 2004.

CAPITALIZATION

The table below shows our consolidated capitalization structure: (a) on an actual basis; and (b) on an as adjusted basis to reflect the issuance of the debentures and the anticipated repayment of short-term borrowings discussed under “Use of Proceeds” with the net proceeds, after payment of the underwriters’ discount and estimated offering expenses for the debentures and payment of estimated expenses in connection with the refunding of tax-exempt securities discussed under “2004 Financing Plan.”

	As of September 30, 2004
		As Adjusted(1)
	Actual (Unaudited)	Amount		Percentage
	(Dollars in Millions)
Short-term debt	$279.7	$34.4	(2)	0.9%
Long-term debt (including current maturities)	1,460.5	1,710.5		43.3%
Preferred stock	30.4	30.4		0.7%
Common equity	2,177.5	2,177.5		55.1%

Total	$3,948.1	$3,952.8		100.0%

(1)	The redemption of the outstanding variable rate tax-exempt securities and issuance of the new auction rate tax-exempt securities discussed under “2004 Financing Plan” will not affect our capitalization because the unsecured promissory notes that we will issue as the collateral and revenue source for the new securities will be in the same amounts and have the same maturity dates as the promissory notes currently outstanding as the collateral and revenue source for the outstanding securities.
(2)	Represents indebtedness of a consolidated subsidiary which will not be affected by the issuance of the debentures.

CERTAIN TERMS OF THE DEBENTURES

The following description of the particular terms of the debentures supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debentures set forth in the accompanying prospectus under “Description of Debt Securities.”

We will issue the debentures under the indenture, dated as of December 1, 1995, between Wisconsin Electric and U.S. Bank National Association (as successor to Firstar Trust Company), as trustee. The debentures will be our direct unsecured general obligations. At September 30, 2004, the aggregate principal amount of debt securities outstanding under the indenture was approximately $1.1 billion.

On August 1, 2004, $140 million principal amount of our first mortgage bonds matured and were retired and, as of September 30, 2004, we had no outstanding first mortgage bonds or other secured debt outstanding. The indenture does not limit the amount of debt securities we can issue under it and does not limit our ability to issue first mortgage bonds in the future or to enter into sale and leaseback transactions. See “Description of First Mortgage Bonds” in the accompanying prospectus.

General

The debentures will be unsecured and unsubordinated and will rank equally with all of our other unsecured and unsubordinated indebtedness and other obligations from time to time outstanding. At September 30, 2004, we had approximately $1.5 billion aggregate principal amount of unsecured long-term debt securities (excluding obligations under capital leases) and commercial paper outstanding.

Interest on the debentures accrues at the rate of 3.50% per year. Interest will accrue from November 23, 2004 or from the most recent interest payment date to which interest has been paid or provided for. Interest is payable twice a year to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date. Interest payment dates will be June 1 and December 1 of each year beginning on June 1, 2005. The debentures will mature on December 1, 2007.

The debentures will be issued only in registered form in denominations of $1,000 and multiples thereof.

Redemption at Our Option

The debentures will be redeemable as a whole at any time, or in part from time to time, at our option, at a redemption price equal to the greater of (a) 100% of the principal amount of the debentures being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus accrued interest to the redemption date.

“Treasury Rate” means with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date; provided that, if the Reference Treasury Dealers shall determine that there is no such Comparable Treasury Issue, such rate per year shall be equal to the estimated semiannual equivalent yield to maturity that a United States Treasury security having a maturity comparable to the remaining term of the debentures to be redeemed would bear, if such security were available, such estimate to be made by the Reference Treasury Dealers on the basis of interpolation, extrapolation and other accepted financial practices, taking into account (a) the yields to maturity of United States Treasury securities of other maturities, (b) yields to maturity of other U.S. dollar denominated debt securities having a maturity comparable to the remaining term of the debentures to be redeemed and (c) applicable interest rate spreads between United States Treasury securities and such other debt securities, all as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the debentures being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such debentures.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, their respective successors, and three other primary U.S. Government securities dealers in The City of New York (a “Primary Treasury Dealer”), selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will select another Primary Treasury Dealer which will be substituted for that dealer.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debentures or portions of the debentures called for redemption.

Except in the case of a conditional redemption, as discussed below, once notice of redemption is given, the debentures called for redemption become due and payable on the redemption date at the redemption price stated in the notice.

A notice of redemption may be conditioned and provide that it is subject to the occurrence of any event described in the notice before the date fixed for the redemption. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred before the redemption date or have been waived by us.

Other

The indenture provides that, so long as any of the debentures remain outstanding, we will not, and we will not permit any subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien on any of our properties or assets now owned or later acquired to secure any indebtedness, without making effective provision so that the debentures will be equally and ratably secured. This covenant is subject to termination upon defeasance and to certain other significant exceptions described under “Description of Debt Securities—Limitations on Liens” in the accompanying prospectus, including the possible issuance of first mortgage bonds in the future. Future series of securities issued under the indenture may or may not have different covenants.

The debentures will be subject to defeasance under the conditions described in the accompanying prospectus.

We may from time to time without notice to, or the consent of, the holders of a series of debentures, create and issue further debentures of the same series, equal in rank to the debentures in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new debentures or except for the first payment of interest following the issue date of the new debentures) so that the new debentures may be consolidated and form a single series with the relevant series of debentures and have the same terms as to status, redemption or otherwise as the relevant series of debentures. In the event that we issue additional debentures of the same series, we will prepare a new offering memorandum or prospectus.

The indenture and the debentures will be governed by the laws of the State of Wisconsin, unless federal law governs.

Book-Entry Procedures

The debentures will be represented by one or more global securities registered in the name of The Depository Trust Company (DTC) or its nominee. Book-entry interests in global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee for the global securities and on the records of DTC participants. Except as described below and in the accompanying prospectus, debentures in definitive form will not be issued and owners of book-entry interests will not be considered the holders of the debentures.

In the event that the book-entry system is discontinued, or DTC is at any time unwilling or unable to continue as depositary, and we do not appoint a successor within 90 days, we will issue individual debentures in certificated form to owners of book-entry interests in exchange for the debentures held by DTC or its nominee, as the case may be.

Settlement for the debentures will be made by the underwriters in immediately available funds. All payments of principal and interest on the global securities will be made by us in immediately available funds.

See “Book-Entry Issuance” in the accompanying prospectus.

UNDERWRITING

Citigroup Global Markets Inc. is acting as the sole book-running manager and Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC are acting as co-managers for this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of debentures set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Debentures
Citigroup Global Markets Inc.	$150,000,000
Morgan Stanley & Co. Incorporated	50,000,000
Wachovia Capital Markets, LLC	50,000,000

Total	$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the debentures included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the debentures if they purchase any of the debentures.

The underwriters propose to offer some of the debentures directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the debentures to dealers at the public offering price less a concession not to exceed 0.200% of the principal amount of the debentures. The underwriters may allow, and dealers may reallow a concession not to exceed 0.175% of the principal amount of the debentures on sales to other dealers. After the initial offering of the debentures to the public, the underwriters may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the debentures).

Paid by Wisconsin Electric
Per Debenture	0.350%

In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell debentures in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of debentures in excess of the principal amount of debentures to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the debentures in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of debentures made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases debentures originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the debentures. They may also cause the price of the debentures to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $400,000.

We expect to deliver the debentures against payment for the debentures on or about the date specified in the last paragraph on the cover page of this prospectus supplement, which will be the fourth business day following the date of the pricing of the debentures (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade debentures on the date of pricing will be required, by virtue of the fact that the debentures initially will settle in T+4, to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of debentures who wish to trade debentures on the date of pricing should consult their own advisors.

The underwriters and their affiliates have performed investment banking, commercial banking, advisory and other services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their businesses. In the event more than ten percent of the net proceeds of this offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, this offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

The debentures are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the debentures but are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the debentures.

LEGAL MATTERS

As described in the accompanying prospectus, various legal matters in connection with the debentures will be passed upon for Wisconsin Electric by Sally R. Bentley, Assistant Vice President—Legal Services of Wisconsin Electric, or A. William Finke, Counsel of Wisconsin Electric. Quarles & Brady LLP, Milwaukee, Wisconsin, will pass upon the validity of the debentures on our behalf. Cahill Gordon & Reindel LLP, New York, New York, will act as legal counsel to the underwriters.

As of September 30, 2004, Ms. Bentley and Mr. Finke owned beneficially approximately 3,346 shares and 12,473 shares of common stock of our parent, Wisconsin Energy Corporation, respectively, and held options to acquire 57,365 shares (25,204 of which were exercisable) and 12,910 shares (3,423 of which were exercisable) of Wisconsin Energy common stock, respectively.

DOCUMENTS INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, proxy or information statements and other information with the SEC. Our SEC filings (File No. 001-01245) are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. Please refer to “Where You Can Find More Information” in the accompanying prospectus. Any information referenced this way is considered to be part of the accompanying prospectus, and any information that we file later with the SEC will automatically update and supersede this information. At the date of this prospectus supplement, we incorporate by reference the following documents that we have filed with the SEC, and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our sale of the securities to the public:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003 (including the information incorporated by reference in the 10-K from our Information Statement dated and filed March 16, 2004 for our annual meeting of stockholders on April 30, 2004);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	Our Current Reports on Form 8-K filed January 29, 2004, February 11, 2004, March 26, 2004, April 19, 2004, June 28, 2004, September 28, 2004, November 5, 2004 and November 12, 2004.

We will provide, at no cost, to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of any or all of the information that has been incorporated by reference into, but not delivered with, this prospectus supplement and the accompanying prospectus, upon written or oral request to us at:

Wisconsin Electric Power Company

231 West Michigan Street

P. O. Box 2046

Milwaukee, Wisconsin 53201

Attn: Ms. Anne Klisurich, Corporate Secretary

Telephone (414) 221-2985

PROSPECTUS

$665,000,000

WISCONSIN ELECTRIC POWER COMPANY

First Mortgage Bonds

Debt Securities

Wisconsin Electric may issue and sell to the public from time to time up to $665,000,000 aggregate principal amount of its first mortgage bonds or its unsecured debt securities in one or more series in amounts, at prices and upon terms to be determined at the time or times of sale. Except as may be described in a prospectus supplement, any first mortgage bonds or debt securities will not be listed on any national securities exchange. The title, aggregate principal amount, maturity, interest rate, payment dates, redemption provisions, sinking fund, if any, and other terms of each series of the first mortgage bonds or debt securities will be set forth in a supplement to this prospectus.

We may sell first mortgage bonds or debt securities to or through underwriters or dealers and also may sell first mortgage bonds or debt securities directly to other purchasers or through agents. The prospectus supplement relating to a series of first mortgage bonds or debt securities will set forth the terms of the offering, including, to the extent applicable, the initial offering price, the proceeds to us, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers, and will identify the principal underwriters (if any) with respect to the series.

We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2004.

ABOUT THIS PROSPECTUS

In this prospectus, “we”, “us” and “Wisconsin Electric” refer to Wisconsin Electric Power Company, an operating public utility organized under the laws of Wisconsin and a subsidiary of Wisconsin Energy Corporation, a diversified holding company which we refer to in this prospectus as “Wisconsin Energy.” This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may issue and sell to the public any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $665,000,000.

This prospectus provides you with only a general description of the securities we may issue and sell. Each time we issue and sell securities, we will provide a prospectus supplement that will contain specific information about the particular securities and terms of that offering.

In the prospectus supplement, we will describe the interest rate, payment dates, maturity and other terms of any first mortgage bonds or debt securities that we issue and sell. Should the prospectus supplement and the prospectus differ with respect to such terms, the description in the prospectus supplement shall control.

The prospectus supplement will also describe the proceeds and uses of proceeds from the securities, together with the names and compensation of any underwriters through whom the securities are being issued and sold, and other important considerations for investors. It may also add to, update or change information contained in this prospectus.

WISCONSIN ELECTRIC

Wisconsin Electric Power Company is an electric, gas and steam utility which was incorporated in the State of Wisconsin in 1896.

Electric Operations: Our electric operations generate, distribute and sell electric energy to over 1,000,000 customers in Wisconsin and in the Upper Peninsula of Michigan.

Gas Operations: Our gas operations purchase, distribute and sell natural gas to over 400,000 customers in Wisconsin.

Steam Operations: Our steam operations generate, distribute and sell steam to approximately 450 customers in the metropolitan Milwaukee, Wisconsin area.

On January 1, 2001, Wisconsin Electric, together with its affiliated electric utility Edison Sault Electric Company and other unaffiliated Wisconsin utilities, transferred its electric transmission assets, with a net book value of approximately $224 million, to the American Transmission Company LLC for a proportionate ownership interest in that new company. Because Wisconsin Energy is an exempt holding company by order of the United States Securities and Exchange Commission under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 and Wisconsin Electric is similarly an exempt holding company under Section 3(a)(1) of that law and Rule 2 thereunder, both companies are exempt from that law’s provisions other than with respect to various acquisitions of securities of a public utility.

In April 2000, Wisconsin Energy acquired WICOR, Inc. and its subsidiaries, including Wisconsin Gas Company, the largest natural gas distribution public utility in Wisconsin. Subsequent to the acquisition, Wisconsin Electric and Wisconsin Gas, although they remain separate legal entities, have combined some common functions to achieve operating efficiencies and improved reliability. In April 2002, the two companies began doing business under the trade name of “We Energies.”

Power the Future Strategy: In February 2001, Wisconsin Energy filed a petition with the Public Service Commission of Wisconsin starting the regulatory review process for a proposed 10-year strategy to improve the supply and reliability of electricity in Wisconsin. This Power the Future strategy is intended to meet the growing demand for electricity and ensure a diverse fuel mix while keeping electricity prices reasonable. Power the Future will add new coal-based and natural gas-based capacity to the state’s power portfolio and will allow us to maintain approximately the same fuel mix as exists today. The new generation will be built by an affiliated company, W.E. Power, LLC, and leased to us through long-term leases. As part of Wisconsin Energy’s Power the Future strategy, Wisconsin Energy plans to:

•	invest in 2,120 megawatts of new natural gas-based and coal-based generating capacity;

•	upgrade our existing electric generating facilities; and

•	upgrade our existing energy distribution system.

You should refer to any documents incorporated by reference in this prospectus or the accompanying prospectus supplement for updated information concerning the implementation of the Power the Future strategy.

Our principal executive offices are located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201. Our telephone number is (414) 221-2345.

RATIO OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings to fixed charges are described below for the periods indicated.

	Year Ended December 31,
	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	4.5x	4.5x	3.9x	2.9x	3.4x

For these ratios, “earnings” is determined by adding net income (including total allowances for funds used during construction) plus current and deferred income taxes plus fixed charges and subtracting undistributed equity in earnings of unconsolidated affiliates. “Fixed charges” consists of interest charges, amortization of debt expenses, and amounts representing the interest factors of nuclear fuel rental expense and of a long-term power purchase contract accounted for as a capital lease.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

We have included or may include statements in this prospectus and any prospectus supplement (including documents incorporated by reference) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You will be able to recognize a forward-looking statement because it contains the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “objective” or a similar expression to identify it as a forward-looking statement.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors we have described under the caption “Cautionary Factors” and in other portions of “Factors Affecting Results, Liquidity and Capital Resources” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K or under similar captions in the other documents we have incorporated by reference.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the first mortgage bonds and debt securities (a) to refinance maturing long-term debt, (b) to fund or repay short-term debt incurred to fund our continuing construction program to provide services to new and existing utility customers in our service area and to improve and modernize our facilities, and (c) for general corporate purposes. On August 1, 2004, our $140 million principal amount of outstanding First Mortgage Bonds, 7 1/4% Series are scheduled to mature.

Pending disposition, we may temporarily invest any funds not required immediately for those purposes in U.S. government securities and other high quality U.S. securities. We expect to borrow money or sell securities from time to time, but we cannot predict the precise amounts or timing of doing so. For current information, refer to our current filings with the SEC. See “Where You Can Find More Information.”

DESCRIPTION OF FIRST MORTGAGE BONDS

We will issue any first mortgage bonds in one or more series under the Mortgage and Deed of Trust dated October 28, 1938 between us and U.S. Bank National Association (as successor to First Wisconsin Trust Company), as trustee, as amended and supplemented and as to be supplemented by one or more supplemental indentures creating series of first mortgage bonds. For purposes of this prospectus, the term “bonds” refers to first mortgage bonds issued or to be issued under the mortgage described above. At December 31, 2003, the aggregate principal amount of bonds outstanding under the mortgage was $140 million.

We have summarized selected provisions of the mortgage and the bonds below. This summary may not contain all of the information important to you. Copies of the documents constituting the mortgage are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read those documents for other provisions that may be important to you. In the summary below, we have included references to section numbers of the mortgage so that you can easily find those provisions. Some terms used below, whether or not capitalized, are defined in the mortgage. The particular terms of any new bonds we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the bonds described below and in the mortgage. For a description of the terms of any series of new bonds, you should review both the prospectus supplement relating to that series and the description of the bonds set forth in this prospectus before making an investment decision.

General

The new bonds of any series will be issued in an aggregate principal amount, will mature and bear interest, and will be redeemable (if issued with redemption provisions) at our option, at the prices and on the other terms as to be set forth in the prospectus supplement relating to the series. The prospectus supplement will also indicate whether the bonds of that series will be originally issued solely in book-entry form as described under “Book-Entry Issuance” below.

Any new bonds will be available only in fully registered form, without coupons, in the denomination of $1,000 or any multiple thereof. We will not impose charges for exchanges of bonds.

We will pay principal and interest on the any bonds in U.S. dollars, at our offices in the City of Milwaukee. However, we may pay interest on any bond by check, mailed to the person entitled thereto at the address as shown in the transfer register, or as otherwise may be provided for in the related supplemental indenture. The interest paid on a bond on any interest payment date will, with certain exceptions, be payable to the person in whose name the bond is registered at the close of business on the last business day which is more than ten days prior to the payment date.

Security

In the opinion of Sally R. Bentley, Assistant Vice President—Legal Affairs of Wisconsin Electric, the new bonds will be secured, together with all other bonds now or later issued under the mortgage, by a valid and direct first lien (subject to various leases, permitted liens and other minor matters) on substantially all of our properties and franchises, other than cash, accounts receivable and other liquid assets, securities not specifically pledged, and electric energy, materials, supplies or other products produced or purchased by us for use, sale or lease. At December 31, 2003, the gross amount, before depreciation, at which the properties subject to the lien of the mortgage were carried in our utility plant accounts was approximately $6.5 billion. The mortgage contains provisions subjecting after-acquired property, other than property of types that are described above as not subject to the direct first lien, to its lien. (Granting Clauses and Excepted Property)

Additional Bonds

We may issue additional bonds ranking equally with any new bonds for an aggregate principal amount up to the sum of:

•	60% of the amount of Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien which we elect to use for that purpose;

•	the amount of cash which we deposit with the trustee for that purpose; and

•	the previously unutilized amount of bonds retired or to be retired (except out of trust moneys).

(Art. III, Sections 4, 5 and 6) We may withdraw cash deposited with the trustee upon the bases and up to the amounts indicated in the first and last bullet points. (Art. VIII, Section 3)

We may not issue additional bonds unless Net Earnings of the Company Available for Interest for a specified recent twelve-month period have been at least equal to the greater of twice the annual interest charges on, or 10% of the principal amount of, all bonds and Prior Lien Bonds then outstanding and then being issued, unless the additional bonds are being issued to refund bonds or to refund a Prior Lien which simultaneously becomes a Funded Prior Lien on Property Additions used for the issuance, and an application to issue additional bonds for either of these refunding purposes is made within two years prior to the maturity of the bonds or Prior Lien Bonds being refunded. (Art. III, Sections 3, 4(h) and 6(b); Fifth Supp. Ind., Art. VI) Based on our net earnings for the twelve months ended December 31, 2003, the $140 million principal amount of first mortgage bonds outstanding, and assuming a 6.0% interest rate, we could issue approximately $3.3 billion of additional bonds under this mortgage earnings test.

Any new bonds are to be issued against 60% of the Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien or the principal amount of unutilized retired bonds. Before reflecting the assumed issuance of any of the new bonds, as of December 31, 2003, the amount of such Property Additions available for issuance of bonds under the mortgage was approximately $2.6 billion, sufficient under this 60% provision for the issuance of approximately $1.6 billion principal amount of additional bonds. In addition, approximately $1.9 billion of additional bonds could be issued under the mortgage on the basis of bonds retired on or before that date.

Prior Lien Bonds secured by an Unfunded Prior Lien may be issued under the circumstances and subject to the limitations provided in the mortgage. (Art. IV, Section 16)

Dividend Restriction

So long as any new bonds are outstanding, we may not declare any dividend on our common stock, other than dividends payable in common stock, or make any other distribution on, or acquire for value any shares of our common stock (except in exchange for common stock), if after giving effect to the transaction the aggregate of those dividends, distributions or acquisitions during the period commencing December 31, 2003 and ending on the last day of the third month preceding the month in which any of those dividends, distributions or acquisitions is paid or made exceed the sum of approximately $1.3 billion plus our net income during that period applicable to our common stock. (Art. IV or other designated article of each Supplemental Indenture creating series of new bonds)

Default

Events of default under the mortgage are:

•	default in the payment of the principal of any bond;

•	default in the payment of any installment of interest on any bond or in the payment or satisfaction of any sinking, improvement, maintenance or analogous fund and the continuation of that default for a period of 30 days;

•	default in the performance or observance of any of the covenants, agreements or conditions in the mortgage or bonds and the continuation of that default for 60 days after written notice from the trustee or the holders of 15% in amount of the outstanding bonds;

•	default in the payment of principal of or interest on any Prior Lien Bonds and the continuation of that default beyond the period of grace in those bonds;

•	various events in bankruptcy, assignments for the benefit of creditors and establishments of receiverships or similar arrangements;

•	failure to discharge or provide for the discharge of a final judgment in excess of $100,000 within 30 days after it is rendered or after it is affirmed on appeal; and

•	termination of our corporate franchise unless we transfer our assets to a successor corporation before or within 120 days after the termination. (Art. IX, Section 1)

We are required to furnish the trustee, not less than annually, a brief certificate concerning our compliance with all conditions and covenants under the mortgage.

In case of an event of default, either the trustee or the holders of 25% in amount of the outstanding bonds may declare the principal of all bonds due and payable, but the holders of a majority may, under certain circumstances, rescind the acceleration if the event of default has been cured. No holder of bonds may enforce the lien of the mortgage unless that holder has given the trustee written notice of default and unless the holders of 25% in amount of the outstanding bonds have requested the trustee in writing to act, the holder or holders seeking to enforce the mortgage have offered the trustee security and indemnity satisfactory to it and the trustee has not acted within a reasonable time. (Art. IX, Sections 1 and 12)

Modification of Mortgage

With the consent of holders of 66 2/3% in amount of the bonds entitled to vote then outstanding, and holders of 66 2/3% in amount of the bonds of each series entitled to vote then outstanding and affected if less than all series are affected, the mortgage may be changed, except to affect the terms of payment of the principal or interest on any bond or to reduce the percentage in amount of bonds required to effect any change. (Art. XV, Section 6, as amended by Twenty-Second Supplemental Indenture, effective October 5, 1995).

Additional modifications of the mortgage set forth in the Twenty-Second Supplemental Indenture were made effective by a resolution adopted at a meeting of bondholders called at our request and held on October 23, 1992, following approval by our board of directors on October 28, 1992. These amendments, in general terms:

•	amend the definition of “Board of Directors” to include a committee of the board;

•	broaden the definition of “Property Additions” by adding the phrase “gas (either natural or artificial)” so that the definition refers in part to property “used or useful for the business of generating, manufacturing, transmitting, distributing or supplying electricity, gas (either natural or artificial) or steam,” by deleting a requirement that the properties be located in, or directly connected with properties located in, Wisconsin, by including specified leasehold interests in electric and gas plants and other properties, and by deleting an exclusion for gas properties and adding a definition of transportation properties;

•	require various opinions of counsel to refer to pipelines;

•	increase to $250,000 the amount above which various insured losses must be payable to the trustee;

•	permit the issuance of Prior Lien Bonds secured by purchase money mortgages on specified conditions; and

•	permit bondholders’ action by written consent.

Additional modifications of the mortgage set forth in the Twenty-Sixth Supplemental Indenture became effective on October 5, 1995 when the last bonds of any series created prior to January 15, 1988 were redeemed and ceased to be outstanding. (Twenty-Sixth Supp. Ind., Art. VI) These amendments provide more flexibility in setting forth in an engineer’s certificate the time period during which gross property additions were purchased, constructed or otherwise acquired by us in connection with a request by us to withdraw monies held by the trustee, and alter the ratio used to determine the dollar amount of funds that we may request the trustee to pay over to us on the basis of refundable bonds.

Additional modifications of the mortgage set forth in Art. VII of the Thirty-Third Supplemental Indenture will become effective upon the earlier of the date when no bonds of any series created prior to October 1, 1992 remain outstanding or the date these modifications are consented to by bondholders. These modifications will, in general:

•	allow for the issuance of additional bonds for an aggregate principal amount of up to 70% of the amount of Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien, as compared with the limitation of 60% now set forth in the mortgage;

•	permit the issuance of Prior Lien Bonds for an aggregate principal amount of up to 70% of the amount of Net Bondable Value of Property Additions Subject to an Unfunded Prior Lien, as compared with the limitation of 60% now set forth in the mortgage;

•	allow us to acquire property subject to any Unfunded Prior Lien, if at the time of acquisition the principal amount of outstanding indebtedness subject to that lien or liens does not exceed 70% (as compared to 60% currently) of the lesser of the cost or fair value to us of the property of the nature of Property Additions subject to that lien or liens;

•	amend the definitions of “Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien” and “Net Bondable Value of Property Additions Subject to an Unfunded Prior Lien” by changing the ratio to be applied to specified dollar amounts in each definition’s calculation from ten-sixths to ten-sevenths;

•	provide that, in the case of a proposed merger in which we would not be the survivor, the transaction may not occur if the principal amount of indebtedness outstanding immediately after the merger subject to a lien or liens prior to Wisconsin Electric’s liens exceeds 70% (as compared to 60% currently) of the lesser of cost or fair value of the property of the nature of Property Additions then owned by the survivor; and

•	make conforming and other changes.

Each holder of a new bond will be deemed to have consented to all of the foregoing modifications. As of December 31, 2003, an aggregate of $140 million principal amount of 7 ¼% bonds due August 1, 2004 were outstanding, which is the only series created prior to October 1, 1992 that remains outstanding.

Wisconsin Natural Indenture

In conjunction with the merger of Wisconsin Natural Gas Company, a former wholly owned utility subsidiary of Wisconsin Energy and a utility affiliate of ours, into Wisconsin Electric effective January 1, 1996, we assumed Wisconsin Natural’s outstanding indebtedness under the Debt Securities Indenture dated as of September 1, 1992 between Wisconsin Natural and U.S. Bank National Association (as successor to Firstar Trust Company), as trustee, as supplemented. At December 31, 2003, $2 million aggregate principal amount of debentures were outstanding under the Wisconsin Natural Indenture.

Regarding the Trustee

The trustee, U.S. Bank National Association, provides services for us and some of our affiliates, including our parent, Wisconsin Energy, as a depository of funds, registrar, member of a bank group providing back-up credit lines, trustee under other indentures and similar services. The trustee also provides treasury management and cash management services for us and some of our affiliates. The trustee or affiliates of the trustee may make loans to or otherwise extend credit to us or affiliated companies from time to time. U.S. Bank National Association is also the trustee under the indenture (as described below) providing for the debt securities as well as trustee under the Wisconsin Natural Indenture. See “Description of Debt Securities—Regarding the Trustee.” The trustee also presently manages portfolio assets for Wisconsin Energy’s master pension trust and Wisconsin Gas’s health and welfare benefit trust.

The holders of a majority of the outstanding bonds have the right to direct the time, method and place of conducting any proceeding for any remedy open to the trustee and of exercising any power or trust conferred upon the trustee under the mortgage. (Art. IX, Section 11) Subject to the duty of the trustee to act with the required standard of care during a default, the trustee is under no obligation to exercise any trust or power of the mortgage at the request, order or direction of any of the bondholders unless the requesting bondholders provide security or indemnity satisfactory to the trustee against any costs, expenses and liabilities to be incurred. (Art. XIII, Sections 1(d) and 2)

DESCRIPTION OF DEBT SECURITIES

We will issue any new debt securities, which will be our direct unsecured general obligations, in one or more series under the indenture between us and U.S. Bank National Association (as successor to Firstar Trust Company), as trustee, dated as of December 1, 1995, and under a securities resolution, which may be in the form of a resolution or a supplemental indenture, authorizing the particular series. For purposes of this prospectus, the term “debt securities” does not include any of the first mortgage bonds that may be issued under this prospectus. At December 31, 2003, the aggregate principal amount of debt securities outstanding under the indenture was approximately $1.1 billion. The ranking of a series of debt securities with respect to all of our indebtedness will be established by the securities resolution creating the series.

We have summarized selected provisions of the indenture and new debt securities below. This summary may not contain all of the information important to you. Copies of the indenture and a form of securities resolution are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series of debt securities issued also has been or will be filed or incorporated by reference as an exhibit to the registration statement or other filings incorporated by reference in this prospectus. You should read the indenture and the applicable securities resolution for other provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indenture. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision.

General

The indenture does not significantly limit our operations. In particular, it does not:

•	limit the amount of debt securities that we can issue under the indenture;

•	limit the number of series of debt securities that we can issue from time to time;

•	restrict the total amount of debt that we or our subsidiaries may incur; or

•	contain any covenant or other provision that is specifically intended to afford any holder of the debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

Although the indenture permits the issuance of debt securities in other forms or currencies, the debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

Substantially all of our fixed properties and franchises are subject to the lien of the mortgage under which our first mortgage bonds are outstanding. See “Description of First Mortgage Bonds.”

Terms

A prospectus supplement and a securities resolution relating to the offering of any new series of debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

•	the designation, aggregate principal amount, currency or composite currency and denominations of the debt securities;

•	the price at which the debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

•	the maturity date and other dates, if any, on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, or method of calculating the interest rate or rates which the debt securities will bear;

•	the closing date for the issuance of any debt securities;

•	the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

•	the manner of paying principal and interest on the debt securities;

•	the place or places where principal and interest will be payable;

•	the terms of any mandatory or optional redemption of the debt securities by us, including any sinking fund;

•	the terms of any redemption of debt securities at the option of holders;

•	any tax indemnity provisions;

•	if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining those payments;

•	the portion of principal payable upon acceleration of any discounted debt security (as described below);

•	whether and upon what terms debt securities may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the debt securities of the series);

•	whether the covenant referred to below under “Limitations on Liens” applies, and whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

•	the ranking of the debt securities, including the relative degree, if any, to which the debt securities of a series are subordinated to one or more other series of debt securities in right of payment, whether outstanding or not; and

•	any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities. (Section 2.01)

We may issue debt securities of any series as registered debt securities, bearer debt securities or uncertificated debt securities. (Section 2.01) We may issue the debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. We may issue global securities in registered, bearer or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee or a successor depositary. (Section 2.12) We will describe in the prospectus supplement relating to any series the specific terms of the depositary arrangement with respect to that series to the extent they differ from those described under “Book-Entry Issuance” below.

Unless otherwise indicated in the prospectus supplement, we will issue registered debt securities in denominations of $1,000 and whole multiples of $1,000 and bearer securities in denominations of $5,000 and whole multiples of $5,000. (Section 2.12) We will issue one or more global securities in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding securities of the series to be represented by that global security or securities.

In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

A holder of debt securities registered with our registrar may request registration of a transfer upon surrender of the debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

We may issue debt securities under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special U.S. federal income tax and other considerations applicable to discounted debt securities, if material, will be described in the related prospectus supplement. A discounted debt security is a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Certain Covenants

The debt securities will not be secured by any properties or assets and will represent our unsecured debt. The indenture does not limit the amount of unsecured debt that we can incur. As indicated above, substantially all of our fixed properties and franchises are subject to the lien of the mortgage securing the first mortgage bonds.

As discussed below, the indenture includes limitations on our ability to create liens. These limitations will apply if the securities resolution establishing the terms of a series so provides. If applicable, the limitations are subject to a number of qualifications and exceptions. The indenture does not limit our ability to issue additional first mortgage bonds or to enter into sale and leaseback transactions.

The covenant described below will apply to a series of debt securities to the extent indicated in the related prospectus supplement. Any obligations under that covenant are subject to termination upon defeasance. See “Legal Defeasance and Covenant Defeasance” below.

Also, as noted above, unless otherwise indicated in a prospectus supplement, the indenture does not include a covenant which would afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect them.

Limitations on Liens

The indenture provides that, so long as there remain outstanding any debt securities of any series to which this limitation applies, and subject to termination as referred to above, we will not, and will not permit any subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien on any of our properties or assets now owned or later acquired to secure any indebtedness, without making effective provision so that the debt securities of that series will be equally and ratably secured. The indenture defines the term “subsidiary” to mean a corporation a majority of whose voting stock is owned by us or one of our subsidiaries. This restriction does not apply to or prevent the creation or existence of:

•	the mortgage securing our first mortgage bonds or any indenture supplemental to that mortgage subjecting any property to the lien of the mortgage or confirming the lien of the mortgage upon any property, whether owned before or acquired after the date of the indenture;

•	liens on property existing at the time of acquisition or construction of the property (or created within one year after completion of the acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a subsidiary at the date it became a subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of those liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or later made on the property subject to the lien;

•	any extensions, renewals or replacements, or successive extensions, renewals or replacements, in whole or in part, of liens permitted by either of the first two bullet points above;

•	the pledge of any bonds or other securities at any time issued under any of the liens permitted by any of the first three bullet points above; or

•	permitted encumbrances. (Section 4.07)

“Permitted encumbrances” means liens of the types customarily permitted by indentures for utility debt securities, including among other items:

•	the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers’ installment paper;

•	liens of

•	taxes, assessments or governmental charges for the then current year and taxes, assessments or governmental charges not then delinquent,

•	liens for workers’ compensation awards and similar obligations not then delinquent,

•	mechanics’, laborers’, materialmen’s and similar liens not then delinquent, and

•	liens of these types, whether or not delinquent, whose validity is being contested in good faith by us or a subsidiary;

•	the lien of judgments covered by insurance, or upon appeal and covered, if necessary, by the filing of an appeal bond, or other judgment liens not exceeding at any one time an aggregate of $1,000,000;

•	easements or reservations in respect of our property or property of a subsidiary for the purpose of roads, pipelines, utility transmission and distribution lines or other rights-of-way and similar purposes, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances, other than to secure the payment of money, none of which in the opinion of counsel are such as to interfere with the proper operation and development of the affected property for its intended use in our business or the business of our subsidiaries;

•	any defects of title and any terms, conditions, agreements, covenants, exceptions and reservations in deeds or other instruments under which we or a subsidiary has acquired or may in the future acquire any property, none of which, in the opinion of counsel, materially adversely affects the operation of our properties and those of our subsidiaries, taken as a whole;

•	rights reserved to or vested in others to take or receive any part of the electricity, gas (either natural or artificial), steam or any by-products generated or produced by or from any of our properties or with respect to any other rights concerning electricity, gas (either natural or artificial) or steam supply, transportation, or storage which are in use in the ordinary course of the electricity, gas (either natural or artificial) or steam business;

•	liens created or assumed by us or our subsidiaries in connection with the issuance of tax exempt state and local bonds for purposes of financing, in whole or in part, the acquisition or construction of property to be used by us or our subsidiaries, provided the liens are limited to the property financed and the related real estate;

•	liens against our property or property of our subsidiary at the time a person consolidates with or merges into, or transfers all or substantially all of its assets to, us or a subsidiary, provided that in the opinion of our board of directors or our management, as evidenced by a certified board resolution or an officers’ certificate delivered to the trustee, the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the lien; and

•	liens or encumbrances not otherwise permitted if, at the incurrence of and after giving effect to these liens or encumbrances, the aggregate of all of our obligations secured thereby does not exceed 10% of tangible net worth. For this purpose “tangible net worth” means common stockholders’ equity appearing on our most recent balance sheet, or consolidated balance sheet including our subsidiaries if we have one or more consolidated subsidiaries, prepared in accordance with generally accepted accounting principles less intangible assets, other than intangible assets recoverable through rates as prescribed by applicable regulatory authorities. (Section 4.06)

Further, this restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 4.07)

Other Covenants

Any other restrictive covenants which may apply to a particular series of debt securities will be described in the related prospectus supplement.

Ranking of Debt Securities

Unless stated otherwise in a prospectus supplement, the debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by any properties or assets. As indicated above, substantially all of our fixed properties and franchises are subject to the lien of the mortgage providing for our first mortgage bonds. See “Description of First Mortgage Bonds.”

Successor Obligor

The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we will not consolidate with or merge into, or transfer all or substantially all of our assets to, another company, unless:

•	that company is organized under the laws of the United States or a state thereof;

•	that company assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any coupons; and

•	immediately after the transaction no default exists under the indenture.

The successor will be substituted for us as if it had been an original party to the indenture, securities resolutions and debt securities. Following substitution, the successor may exercise our rights and powers under the indenture, the debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal principal amount of registered debt securities of the same series and date of maturity in authorized denominations requested by the holders upon surrender of the registered debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

To the extent permitted by the terms of a series of debt securities authorized to be issued in registered form and bearer form, bearer debt securities may be exchanged for an equal aggregate principal amount of registered or bearer debt securities of the same series and date of maturity in authorized denominations upon surrender of the bearer debt securities with all unpaid interest coupons, except as may otherwise be provided in the debt securities, at our agency maintained for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07) As of the date of this prospectus, we do not expect that the terms of any series of debt securities will permit registered debt securities to be exchanged for bearer debt securities.

Defaults and Remedies

Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of debt securities will occur if:

•	we default in any payment of interest on any debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

•	we default in the payment of the principal or premium, if any, of any debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

•	we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

•	we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

•	pursuant to or within the meaning of any bankruptcy law we:

—	commence a voluntary case,

—	consent to the entry of an order for relief against us in an involuntary case,

—	consent to the appointment of a custodian for us or for all or substantially all of our property, or

—	make a general assignment for the benefit of our creditors;

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that remains unstayed and in effect for 60 days and that:

—	is for relief against us in an involuntary case,

—	appoints a custodian for us or for all or substantially all of our property, or

—	orders us to liquidate; or

•	there occurs any other event of default provided for in that series. (Section 6.01)

The term “bankruptcy law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “custodian” means any receiver, trustee, assignee, liquidator or a similar official under any bankruptcy law. (Section 6.01)

A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. (Section 1.01) A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. (Section 6.02)

Unless a securities resolution provides otherwise, a default on a series of debt securities issued under the indenture does not constitute a default on another series of debt securities issued under the indenture. (Section 6.01)

The holders of a majority in principal amount of a series of debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. (Section 6.02)

If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it in good faith determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

The failure to redeem any debt securities subject to a conditional redemption is not an event of default if any event on which the redemption is conditioned does not occur and is not waived before the redemption date. (Section 6.01) Debt securities are subject to a conditional redemption if the notice of redemption relating to the debt securities provides that it is subject to the occurrence of any event before the date fixed for the redemption in the notice. (Section 3.04)

The indenture does not have a cross-default provision. Thus, a default by us on any other debt would not automatically constitute an event of default under the indenture. A securities resolution may provide for a cross-default provision; in that case the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

As described below, the indenture and the debt securities or any coupons of any series may be amended, and any default may be waived. Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the debt securities, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. (Section 9.02) Except as described in the next paragraph, a default on a series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series. (Section 6.04)

However, without the consent of each debt security holder affected, no amendment or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the interest on or change the time for payment of interest on any debt security;

•	change the fixed maturity of any debt security, subject to any right we may have retained in the securities resolution and described in the prospectus supplement;

•	reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on its acceleration;

•	change the currency in which the principal or interest on a debt security is payable; or

•	waive any default in payment of interest on or principal of a debt security. (Sections 6.04 and 9.02)

Without the consent of any debt security holder, we may amend the indenture or the debt securities:

•	to cure any ambiguity, omission, defect, or inconsistency;

•	to provide for the assumption of our obligations to debt security holders by the surviving company in the event of a merger or consolidation requiring that assumption;

•	to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued;

•	to create a series of debt securities and establish its terms;

•	to provide for a separate trustee for one or more series of debt securities; or

•	to make any change that does not materially adversely affect the rights of any debt security holder. (Section 9.01)

Legal Defeasance and Covenant Defeasance

Debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations, with limited exceptions, with respect to a series of debt securities and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

To exercise either defeasance option as to a series of debt securities, we must:

•	irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations;

•	deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be; and

•	comply with other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

U.S. government obligations are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer’s option. This term also includes certificates representing an ownership interest in those obligations. (Section 8.02)

Regarding the Trustee

U.S. Bank National Association (as successor to Firstar Trust Company) will act as trustee and registrar for debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the debt securities. (Section 2.03) We may remove the trustee with or without cause if we notify the trustee six months in advance and if no default occurs during the six-month period. If the trustee resigns or is removed or if a vacancy exists in the office of trustee for any reason, the indenture provides that we must promptly appoint a successor trustee. (Section 7.07) The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not the trustee. The trustee is also trustee under the mortgage for our first mortgage bonds, including any new bonds, and provides services for us and some of our affiliates, including Wisconsin Energy, as a depository of funds, registrar, member of a bank group providing back-up credit lines, trustee under other indentures, portfolio manager, and similar services. See “Description of First Mortgage Bonds—Regarding the Trustee.”

BOOK-ENTRY ISSUANCE

The first mortgage bonds and debt securities of any series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the applicable prospectus supplement. The depositary will be The Depository Trust Company (“DTC”), New York, NY, unless otherwise indicated in the applicable prospectus supplement. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

According to information provided by DTC, DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants, who we also refer to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of DTC’s web site are not a part of this prospectus.

We expect that pursuant to procedures established by DTC, upon the deposit of one or more global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the ownership interest represented by that global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that particular purchasers of securities take physical delivery of those securities in definitive form. Those limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner and holder of any new bonds or debt securities represented by the global security for all purposes under the mortgage or the indenture and the securities. In addition, as a beneficial owner of an interest in a global security, you will not be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the underlying first mortgage bonds or debt securities that are represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated first mortgage bonds or debt securities under the global security and will not be considered to be the owner or holder of any first mortgage bonds or debt securities under the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take the action, and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of interests in a global security only at the direction of one or more participants to whose account the DTC interests in the global security are credited and only in respect of the portion of the aggregate ownership interest in the global security as to which the participant or participants has or have given the direction.

We expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect from time to time.

Redemption notices will be sent to DTC’s partnership nominee, Cede & Co., as the registered holder of the book-entry securities.

As long as the book-entry securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry securities will be made by us in immediately available funds to DTC. We have been advised that DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of that participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements in effect from time to time. Payment on book-entry securities to DTC is our responsibility or the responsibility of the trustee (as applicable), disbursement of those payments to direct participants is the responsibility of DTC and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the new bonds or debt securities at any time by giving reasonable notice to us or the trustee. Under those circumstances, if we do not appoint a successor depositary within 90 days, we will issue individual definitive new bonds or debt securities in exchange for all the global securities representing the new bonds or debt securities, as applicable. In addition, we may at any time and in our sole discretion determine not to have any new bonds or debt securities represented by global securities and, in that event, will issue individual definitive new bonds or debt securities in exchange for all the global securities representing them. Individual definitive bonds or debt securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in those names as DTC shall direct.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	any combination of the above.

The distribution of first mortgage bonds and debt securities of any series may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or through competitive bidding.

The prospectus supplement will set forth with respect to the securities being offered by it the terms of the offering of those securities, including the name or names of any underwriters, the purchase price of those securities and the proceeds to us from that sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which those securities may be listed. Underwriters, dealers and agents that participate in the distribution of new bonds and debt securities may be deemed to be “underwriters,” and any discounts or commissions received by them from us and any profit on the resale of the new bonds and debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by us and described in the applicable prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may also be offered and sold, if indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more remarketing firms acting as principals for their own accounts or as agents for us. We will identify in the prospectus supplement any remarketing firm and describe the terms of its agreement, if any, with us and any related compensation. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

Securities may also be sold directly by us or through agents designated by us from time to time. Any agent involved in the offering and sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase securities providing for payment and delivery on a future date specified in the prospectus supplement. There may be limitations on the minimum amount which may be purchased by any of those institutional investors or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to these arrangements. Institutional investors to which these offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any of these purchasers pursuant to these delayed delivery and payment arrangements will not be subject to any conditions except (a) the purchase by an institution of the particular securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject, and (b) if the particular securities are being sold to underwriters, we shall have sold to those underwriters all of those securities other than the securities covered by these arrangements. Underwriters will not have any responsibility in respect of the validity of these arrangements or the performance by us or the institutional investors under these arrangements.

If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, that intention and those transactions will be described in the prospectus supplement.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against particular civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of those civil liabilities. Agents and underwriters may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Various legal matters in connection with the new bonds and debt securities will be passed upon for Wisconsin Electric by Sally R. Bentley, Assistant Vice President—Legal Affairs of Wisconsin Electric, or A. William Finke, Counsel of Wisconsin Electric, and by Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin. Various legal matters in connection with the new bonds and debt securities will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York. Cahill Gordon & Reindel LLP have acted and will continue to act as counsel to us and to Wisconsin Energy in connection with various other matters. Quarles & Brady LLP and Cahill Gordon & Reindel LLP will not pass upon our incorporation, franchise matters, questions of title or the lien of the mortgage. Cahill Gordon & Reindel LLP will rely upon the opinion of Ms. Bentley or Mr. Finke as to all matters of Wisconsin law. Cahill Gordon & Reindel LLP and Quarles & Brady LLP will rely upon that opinion as to the exempt status of Wisconsin Electric and Wisconsin Energy under the Public Utility Holding Company Act of 1935, as amended. Also, such firms and Ms. Bentley and Mr. Finke will rely on the opinion of Loomis, Ewert, Parsley, Davis & Gotting, P.C., 232 South Capitol Avenue, Lansing, Michigan, as to matters of Michigan law relating to authority to do business and other regulatory matters in Michigan.

The statements as to matters of law and legal conclusions under “Description of First Mortgage Bonds—Security” have been prepared under the supervision of, and reviewed by, Ms. Bentley, and those statements are made on her authority. As of December 31, 2003, Ms. Bentley and Mr. Finke owned beneficially approximately 3,038 shares and 12,234 shares of common stock of Wisconsin Energy, respectively, and held options to acquire 44,795 shares (15,056 of which were exercisable) and 9,130 shares (1,141 of which were exercisable) of Wisconsin Energy common stock, respectively.

EXPERTS

The consolidated financial statements for the years ended December 31, 2003 and 2002 incorporated in this prospectus by reference from Wisconsin Electric Power Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and have been so incorporated upon the authority of that firm as experts in giving said report.

Because they have ceased operations, we have been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference in this prospectus of their report on the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2003. Accordingly, we have omitted Arthur Andersen LLP’s consent in reliance upon Rule 437a under the Securities Act of 1933, which permits us to dispense with the requirements to file the written consent of Arthur Andersen LLP under the circumstances.

Because Arthur Andersen LLP has not consented to the incorporation of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in our financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy or information statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement, parts of which we have omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement and its exhibits. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete. You should refer to the copy of the document filed with the SEC for a more complete description of the matter involved.

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC (File No. 001-01245) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

•	Current Reports on Form 8-K filed January 29, 2004 and February 11, 2004.

We will provide, at no cost, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request to us at:

Wisconsin Electric Power Company

231 West Michigan Street

P. O. Box 2046

Milwaukee, Wisconsin 53201

Attn: Ms. Kristine Rappe, Corporate Secretary

Telephone: (414) 221-3759

You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

$250,000,000

WISCONSIN ELECTRIC POWER COMPANY

3.50% Debentures due December 1, 2007

PROSPECTUS SUPPLEMENT

November 17, 2004

Sole Book-Running Manager

Citigroup

Morgan Stanley

Wachovia Securities